Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 6th day of October 2006, effective as of June 13, 2006 (the “Effective Date”), by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and JOHN A. GODFREY, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

The Company and Executive have entered into an Employment Agreement effective as of August 13, 2002 (the “Original Agreement”) pursuant to which Executive serves as Executive Vice President, General Counsel and Secretary of the Company. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Executive will continue to serve in such capacities beyond the term provided for in the Original Agreement and, further, to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Executive’s full attention and dedication to the Company, particularly in the event of any threatened or pending Change of Control, and to provide Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of Executive will be satisfied and that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to supersede the Original Agreement by entering into this Agreement and in consideration of the terms and conditions set forth in this Agreement, Executive has agreed to terminate the Original Agreement and to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1.

EMPLOYMENT AND TERM

1.1 Employment. The Company agrees to engage Executive in the capacity as Executive Vice President, General Counsel and Secretary of the Company, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below.

1.2 Term. The term of this Agreement shall commence as of the Effective Date and, unless earlier terminated under Article 6 below, shall continue in force until June 13, 2009, provided that commencing on June 13, 2008 and as of June 13 of each year thereafter (a “Renewal Date”), this Agreement shall automatically renew for additional one-year periods (each, a “Renewal Period”), unless either party gives notice of non-renewal at least ninety (90) days prior to the next Renewal Date. The term of this Agreement, including any Renewal Periods, is referred to as the “Term.”

ARTICLE 2.

DUTIES OF EXECUTIVE

2.1 Duties. Executive shall perform all the duties and obligations generally associated with the positions of Executive Vice President, General Counsel and Secretary subject to the control and supervision of the Company’s Chief Executive Officer (the “Chief Executive Officer”), and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Chief Executive Officer. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. Executive shall at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive may rely on the Company’s inside counsel and outside lawyers in connection with such matters. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2 Location of Services. Executive’s principal place of employment shall be at the Company’s headquarters in Las Vegas, Nevada, or at such other location as Executive and the Chief Executive Officer shall agree upon. Executive understands he will be required to travel to the Company’s various operations as part of his employment.

2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to one-half percent (0.5%) of the securities of a publicly traded entity (a “Permissible Investment”). During the Term, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horse racing business. In this regard, and for purposes of this section only, Executive acknowledges that the gaming industry is national in scope and that accordingly this covenant shall apply throughout the United States.

ARTICLE 3.

COMPENSATION

3.1 Base Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual base salary, effective as of June 13, 2006, at the rate of not less than Four Hundred Twenty-Five Thousand Dollars ($425,000) per year during each of the years of the Term; payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). Executive’s annual base salary shall be reviewed by the Chief Executive Officer and, if appropriate, the Compensation Committee of the Board (the “Committee”) at least annually beginning no more than twelve (12) months from the date hereof and may be increased (but not decreased) at the discretion of the Board. If Executive’s annual salary is increased, the increased amount shall not be reduced for the remainder of the Term.

3.2 Annual and Other Bonuses. Executive shall be entitled to earn bonuses with respect to each year of the Term during which Executive is employed under this Agreement in the discretion of the Chief Executive Officer and, if appropriate, the Committee. Any such bonus earned by Executive shall be paid annually within ninety (90) days after the conclusion of the Company’s fiscal year, except for any portion of the bonus which is subject to required deferral by the Company and except for any portion of the bonus which Executive shall elect to defer. Bonuses relative to partial years (or a termination caused by death or disability) shall be prorated. Executive may also receive special bonuses in addition to his annual bonus eligibility at the discretion of the Chief Executive Officer and, if appropriate, the Committee.

3.3 Stock Options. Prior to June 13, 2008 and at appropriate times thereafter (no less frequently than within forty (40) months of the prior review), the Committee shall review Executive’s long-term compensation and, in consultation with the Chief Executive Officer, shall consider granting additional stock options and/or other long term incentive compensation.

ARTICLE 4.

EXECUTIVE BENEFITS

4.1 Vacation. In accordance with the general policies of the Company applicable generally to other senior executives of the Company pursuant to the Company’s personnel policies from time to time, Executive shall be entitled to not less than four weeks vacation each calendar year, without reduction in compensation

4.2 The Company Employee Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to other senior executives of the Company under the Company personnel policies in effect from time to time.

4.3 Benefits. Executive shall receive all other such benefits as the Company may offer to other senior executives of the Company generally under the Company personnel plans,

practices, policies and programs in effect from time to time, such as health and disability insurance coverage and paid sick leave. In the event that the Company’s group health plan does not cover the annual physical examination of Executive and Executive’s spouse, if any, or any pregnancy of Executive’s spouse, if any, the Company shall bear the cost of such examinations or the medical costs of such pregnancy.

4.4 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts while an officer of the Company. In addition, the Company shall cause Executive to be covered by the current policies of directors and officers liability insurance in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company. The Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance to be maintained throughout the term of Executive’s employment with the Company and for such period thereafter as may be necessary to continue to cover acts of Executive during the term of his employment (provided that the Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect). In the event of any merger or other acquisition of the Company, the Company shall no later than immediately prior to consummation of such transaction purchase the longest applicable “tail” coverage available under the directors and officers liability insurance in effect at the time of such merger or acquisition.

ARTICLE 5.

REIMBURSEMENT FOR EXPENSES

5.1 Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to the Company.

ARTICLE 6.

TERMINATION

6.1 Termination for Cause. Without limiting the generality of Section 6.2, the Company shall have the right to terminate Executive’s employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause (“Cause”).

6.1.1 Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner, other than due to his disability (except due to substance or alcohol abuse), after having received written notice specifying such failure to perform and a reasonable opportunity to perform.

6.1.2 Willful Breach. If Executive willfully commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of written notice thereof or a material willful breach of his fiduciary duty to the Company.

6.1.3 Wrongful Acts. If Executive is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against the Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on the Company) that would make the continuance of his employment by the Company materially detrimental to the Company.

6.1.4 Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Term. If Executive is physically or mentally disabled from the performance of a major portion of his duties for a continuous period of one hundred eighty (180) days or greater, which determination shall be made in the reasonable exercise of the Company’s judgment, the Company may terminate Executive’s employment due to his disability; provided, however, if Executive’s disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act (or its Nevada equivalent) (“FMLA”), Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA; provided, however, that if Executive is thereafter terminated due to such disability, his severance benefits shall be reduced by all compensation paid during the disability period in which FMLA or the Nevada equivalent prevented termination and the period of extended health and medical coverage continuation shall be reduced by the length of time of such FMLA covered disability. If there should be a dispute between the Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten days after a request for designation of such party, then a physician or psychiatrist designed by the Clark County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

6.1.5 Failure To Be Licensed. If Executive fails to be licensed in all jurisdictions in which the Company or its subsidiaries has gaming facilities within the date required by any jurisdiction, or if any of such licenses shall be revoked or suspended at any time during the Term, then the Company may by written notice to Executive terminate the Agreement for Cause. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which the Company or its subsidiaries does business. The Company shall bear all expenses incurred in connection with such licenses.

6.2 Termination Without Cause. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving notice of such termination to Executive. Failure by the Company to extend the Term for any Renewal Period shall not be a termination of this Agreement without cause.

6.3 Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (a) a material breach of this Agreement by the Company (including without limitation any material reduction in the authority, duties or responsibilities of Executive, or any relocation of his or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent) and the failure of the Company to remedy such breach within thirty (30) days after written notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as practicable); or (b) a change of control with respect to the Company (a “Change of Control”) followed by (i) any diminution of Executive’s authority, duties or responsibilities as set forth in Section 2.1; or (ii) during the first twelve (12) months following a Change of Control, the failure of the Company to award Executive an annual bonus equal to at least seventy-five percent (75%) of the average amount of the annualized bonus paid to Executive for the last two (2) full years; or (iii) Executive’s termination by the Company other than at the end of the Term of this Agreement; or (iv) termination of his employment by Executive in his sole and absolute discretion at any time during the twelve (12) months immediately following the first anniversary date of the Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:

1. The acquisition by any individual, entity or group (within the meaning of Section 13(d)((3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause 1., the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses 3(A), 3(B) and 3(C) below.

2. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

3. Consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of the Company (each a “Business Combination”), in each case, unless following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation a corporation that, as a result of such transaction, owns the Company or all or substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

4. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

6.4 Effectiveness on Notice. Any termination under this Section 6 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”), except as otherwise provided in this Section 6.

6.5 Effect of Termination.

6.5.1 Payment of Salary and Expenses Upon Termination. If this Agreement is terminated, all benefits provided to Executive by the Company hereunder shall thereupon cease, except as provided in this Section 6.5, and the Company shall pay or cause to be paid to Executive all accrued but unpaid base salary, any compensation previously voluntarily deferred by Executive (together with any accrued interest or earnings thereon) and vacation benefits. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made. If the Agreement is terminated for “Cause,” Executive shall not be entitled to receive any payments other than as specified in this Section 6.5.1, and provided that Executive may exercise any vested options.

6.5.2 Termination Due to Death or Disability. If the Company terminates Executive due to death or disability, the following shall apply:

(a)

Executive shall be entitled to an amount equal to the sum of (i) Executive’s annual base salary in effect on the date of termination; plus (ii) the greater of the amount of Executive’s bonus (including all deferred amounts) in the year prior to such termination or the average of the annual bonuses (including all deferred amounts) paid to Executive in the three (3) consecutive years prior to the year of termination (the “Bonus Amount”) times (iii) one hundred fifty percent (150%) of the sum of (i) and (ii) above (the “Death or Disability Severance Benefit”); provided that in the event of death, the amount of such Death Severance Benefit shall be reduced by the amount of any life insurance provided by the Company; and, provided, further, that the amount of such Disability Severance Benefit shall be reduced under the circumstances specified in Section 6.1.4 and in this Section 6.5.2. In addition, Executive shall be entitled to receive any amounts payable under Section 6.5.1 above and a pro rata bonus for the year of termination (which bonus shall be calculated by taking the Bonus Amount and multiplying it by a fraction, the numerator of which is the number of days in the year in which Executive was employed before termination and the denominator of which is 365). The base salary component of the Death or Disability Severance Benefit shall be payable to Executive or his estate monthly in equal installments over a period of eighteen (18) months after the termination of Executive’s employment (the “Death or Disability Severance Benefit Period”) and the bonus component shall be paid when bonuses are paid to Company officers relative to the year in question; provided that if during such period a Change of Control shall occur, the full amount of any unpaid Death or Disability Severance Benefit shall be paid to Executive or his estate in a lump sum. If, during the Disability Severance Benefit Period Executive is able to work in capacities similar to those for which he is employed hereunder, he shall have a duty to seek employment and to advise the Company of all compensation paid or payable to him from such employment. Such amounts shall reduce the amount of Disability Severance Benefits payable by the Company hereunder.

(b)	Any outstanding unvested stock options at the date of termination which would otherwise vest during the eighteen (18) months following termination shall immediately become vested and may be exercised in accordance with their terms. The remaining unvested options shall immediately terminate.

(c)

Executive shall also be entitled to receive health benefits coverage for Executive and his dependents, and disability insurance coverage for Executive, under the same plan(s) or arrangement(s) under which Executive was were covered immediately before his termination of employment or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter for the benefit of senior executives (“Health and Disability Coverage Continuation”). Such health benefits and disability coverage shall be paid for by the Company to the same extent as if Executive were still employed by the Company, and Executive, or his Dependents in the event of his death, will be required to make such payments as Executive would be required to make if Executive were still employed by the Company. The benefits provided under this Section 6.5.2(c) shall continue until the earliest of (a) five (5) years; (b) the date on which Executive ceases to be disabled during the five (5) year period; and (c) the date Executive (and in the case of his dependents, the dependents) becomes covered or eligible for coverage under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.2(c) shall continue (but not beyond the period described in clause (a) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.2(c), the obligations of the Company and its Subsidiaries under this Section 6.5.2(c) shall be conditioned upon Executive’s timely making such an election.

(d)	The provisions of Sections 7.4, 7.5, 7.6 and 7.7 shall apply both during and after the termination of the Disability Severance Benefit Period.

6.5.3 Termination Without Cause or Termination by Executive for Good Reason Other than in Connection with a Change of Control. If the Company terminates Executive without Cause or Executive terminates for Good Reason other than in connection with a Change of Control as contemplated by Section 6.5.4, the following shall apply:

(a)

Executive shall be entitled to receive an amount equal to one hundred fifty percent (150%) times (i) Executive’s annual base salary (the “Base Severance Benefit”) in effect on the date of termination; plus (ii) the Bonus Amount, excluding any deferred bonus which was at the Company’s election rather than Executive’s. The Base Severance Benefit shall be paid to Executive in equal monthly installments over eighteen (18) months immediately following the date of termination in accordance with the Company’s regular salary payment schedule from time to time. The Bonus Amount shall be paid at the same time as annual bonuses are paid to Company officers relative to the year in question. In addition, Executive shall be entitled to receive any amounts payable under Section 6.5.1 above and a pro rata annual bonus for the year of termination calculated and payable as provided in Section 6.5.2(a). The payments contemplated herein shall not be subject to any duty of mitigation by Executive nor to offset for any income earned by Executive following termination.

(b)	In addition to those already vested, all of Executive’s outstanding stock options which would have vested in the eighteen (18) months following termination shall be fully vested and exercisable as of the date of termination. Any remaining unvested options shall immediately terminate.

(c)	Executive shall also be entitled to receive Health and Disability Coverage Continuation for himself and his dependents, as applicable, on the terms provided in Section 6.5.2(c) above; provided that the maximum continuation period shall be eighteen (18) months from the date of termination.

(d)	The provisions of Sections 7.3, 7.5, 7.6 and 7.7 shall apply from the date of termination, but the provisions of Section 7.4 (“Covenant Not to Compete”) shall not apply.

6.5.4 Termination Without Cause or Termination by Executive for Good Reason on or Within Six (6) Months Prior to or Within the Twenty-Four (24) Months After a Change of Control. If the Company terminates Executive without Cause or Executive terminates for Good Reason on or within either six (6) months prior to or within twenty-four (24) months after a Change of Control, or if Executive terminates in his sole and absolute discretion within the twelve (12) months immediately following the first anniversary date of a Change of Control, the following shall apply:

(a)	The Company shall pay to Executive in lieu of the Base Severance Benefit, in a lump sum as soon as practicable, but in no event later than thirty (30) days after the termination of Executive’s employment, an amount (the “Change of Control Severance Benefit”) equal to two (2) times Executive’s annual base salary in effect on the date of termination , plus two (2) times the largest annual bonus (including all deferred amounts) that was paid to Executive during the three (3) years preceding the Change of Control; plus a pro rated bonus for the year of termination (which bonus shall be calculated by taking the Bonus Amount and multiplying it as provided in section 6.5.2(a). In addition to those already vested, all unvested stock options held by Executive shall be immediately and fully vested and exercisable by Executive, and (iii) Executive shall also be entitled to receive any amounts payable under Section 6.5.1, plus a continuation of health and disability insurance coverage as specified in Section 6.5.2(c).

(b)	The “Covenant Not to Compete” set forth in Section 7.4 below shall not apply in any respect to Executive (and Executive’s compliance therewith shall not be a condition to the Company’s obligations hereunder), and the term of the “No Hire Away Policy” in Section 7.5 shall be limited to six (6) months from the date of termination.

(c)	Notwithstanding anything contained herein, if a Change of Control occurs and the Executive’s employment with the Company is terminated by the Company without Cause prior to the Change of Control, such termination of employment shall be deemed to occur after the Change of Control if such termination (i) was at the request of, or in response to actions taken by, a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) occurs within six (6) months before the date of any Change of Control.

6.5.5 Additional Payments. In the event that any payments that Executive may receive under this Agreement or otherwise shall constitute a change in control payments under Section 280G of the Code which would subject Executive to an excise tax under Section 4999 of the Code, Executive shall be entitled to receive additional tax gross-up payments from the Company as set forth in Appendix A hereto. Notwithstanding the foregoing provisions of this Section 6.5.5, if it shall be determined that Executive is entitled to the Gross Up Payment, but that the Payments do not exceed 105% of the greatest amount that could be paid to Executive such that the receipt of the Payments would not give rise to any Excise Tax (the “Reduced Amount”), then no Gross Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. If the Company elects to provide coverage under Section 6.5.2(c), 6.5.3(c) or 6.5(b) under self-insured insurance plans rather than under insurance policies, the Company shall indemnify Executive for any tax liability he incurs on payment of claims under the insurance plans that he would not have incurred if the claims had been paid under insurance policies. The Company shall pay to Executive a payment (the “Gross Up Payment”) in an amount such that, after payment by Executive of all income taxes and the excise tax imposed by Internal Revenue Code Section 4999, or any similar provision of state or local tax law (the “Excise Tax”) imposed on benefits under this agreement, on all other payments from the Company to Executive in the nature of compensation, and on the Gross Up Payment itself, and any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross Up Amount), Executive shall be placed in the same tax position with respect to benefits under this Agreement and all other payments from the Company to Executive in the nature of compensation as Executive would have been if the Excise Tax had never been enacted.

6.5.6 I.R.C. Section 409A. Notwithstanding anything in this Agreement to the contrary, no payment under this Agreement shall be made to Executive at a time or in a form that would subject Executive to the penalty tax of Section 409A of the Code (the “409A Tax:”). If any payment under any other provision of the Agreement would, if paid at the time or in the form called for under such provision, subject Executive to the 409A Tax, such payment (the “Deferred Amount”) shall instead be paid at the earliest time that it could be paid without subjecting Executive to the 409A Tax, and shall be paid in a form that would not subject Executive to the 409A Tax, such payment shall be made in the form that would result in the earliest payment that would not subject Executive to the 409A Tax. The Deferred Amount shall accrue simple interest at the prime rate of interest as published by the Bank of America during the deferral period and shall be paid with the Deferred Amount. The Company will place an amount in a “rabbi trust” with an independent trustee reasonably acceptable to Executive equal to the Deferred Amount plus the interest that will accrue thereon.

6.5.7 Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, the Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of the Company’s election to do so at any time during the Default Period. The Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). The Company’s exercise of its right to suspend the operation of this Agreement shall not preclude the Company from subsequently terminating Executive’s employment hereunder. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period.

6.6 Exercisability of Options. Except with respect to options granted prior to the date hereof, all vested options will terminate on the earlier of (a) the expiration of the ten (10) year term of such options, or (b) one (1) year after the termination of Executive’s employment with the Company, regardless of the cause of such termination, except that, in the event of a termination for “Cause” or Executive’s termination without Good Reason, all vested options will terminate on the earlier of (I) the expiration of the ten (10) year term of such options, or (II) ninety (90) days after the termination. As provided in the stock option agreements, unvested options will terminate on the termination of Executive’s employment with the Company, except to the extent that such options become vested as a result of such termination under the terms of the governing stock option agreement or this Agreement. With respect to options granted prior to the date hereof, any option exercise extension shall be limited to the maximum amount permitted which would not trigger a modification under I.R.C. Section 409A.

6.7 No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which the Executive may quality, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Article VI of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its subsidiaries, unless otherwise specifically provided therein in a specific reference in or to this Agreement.

6.8 Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others, except to the extent of the mitigation and setoff provisions provided for in this Agreement. Except as expressly provided for herein, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

6.9 Release. It shall be a condition for Executive’s right to receive any severance benefits hereunder that he execute a general release in favor of the Company and its affiliates in the form as attached hereto and Appendix B and covering such additional matters as may be reasonably requested by the Company, which release shall not encompass the payments contemplated hereby.

ARTICLE 7.

CONFIDENTIALITY

7.1 Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to the Company or as required by a court order or any gaming regulator or as required for his personal tax or legal advisors to advise him, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by

Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that is in the possession or under the control of Executive.

7.2 Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of the Company, and Executive hereby assigns to the Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. The Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as the Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Executive by the Company with respect to these provisions. Executive agrees to execute any assignment documents the Company may require confirming the Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications. Executive promptly will disclose to the Company any Executive Work Product.

7.3 No Unfair Competition After Termination of Agreement. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material obtained by Executive by any means whatsoever, at any time before, during or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Company either during the Term or at any time thereafter.

7.4 Covenant Not to Compete. In the event this Agreement is terminated by the Company for cause under Section 6.1 above, or by Executive, for a reason other than one specified in Section 6.3 above, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horseracing business which competes against the Company in any “market” in which the Company owns or operates a casino, card club or horseracing facility. For purposes of this Agreement, “market” shall be defined as the area within a 100 mile radius of any casino, card club or horseracing facility owned or operated or under construction by the Company.

7.5 No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, either by the Company for cause under Section 6.1 above, or by Executive, for a reason other than one specified in Section 6.3 above, then for a period of one (1) year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, hire any person known to Executive to be an employee of the Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six (6) months prior to such occurrence). Executive shall not be deemed to hire any such person so long as he did not directly or indirectly engage in or encourage such hiring.

7.6 No Solicitation. During the Term and for a period of one (1) year thereafter, or, if sooner, for a period of one (1) year after earlier termination of this Agreement prior to expiration of the Term, and regardless of the reason for such termination (whether by the Company or Executive), Executive shall not directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, solicit any employee of the Company or any of its subsidiaries (or any person who was such an employee within six (6) months prior to such occurrence) or encourage any such employee to leave the employment of the Company or any of its subsidiaries.

7.7 Non-Solicitation of Customers. During the Term and for a period of one (1) year thereafter, or, if sooner, for a period of one (1) year after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by the Company or Executive), Executive shall not solicit any customers of the Company or its subsidiaries or any of their respective casinos or card clubs, or knowingly encourage any such customers to leave the Company’s casinos or card clubs or knowingly encourage any such customers to use the facilities or services of any competitor of the Company or its subsidiaries. Executive shall at no times use proprietary customer lists or Confidential Material to solicit customers.

7.8 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.9 Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that the Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment) in any person engaged in the casino, gaming or horseracing businesses in any market which the Company or its affiliates owns or operates any such business, using or disclosing the Confidential Material) and to specific performance as remedies for any such breach. Executive agrees that the Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8.

ARBITRATION

8.1 General. Except for a claim for injunctive relief under Section 7.9, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Las Vegas, Nevada.

8.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

8.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

8.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless Executive wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

8.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 9.

MISCELLANEOUS

9.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

9.2 Entire Agreement. This Agreement and the stock option agreements between the Company and Executive constitute the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, including the Original Agreement, and there are no other representations, understandings or agreements.

9.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

9.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this

Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

9.5 Waiver or Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

9.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Except as provided in this Section 9.6, without the prior written consent of Executive, this Agreement shall not be assignable by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business an/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

9.7 No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.

9.8 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

9.9 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.

9.10 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	John A. Godfrey
3800 Howard Hughes Parkway
Las Vegas, NV 89109
Telephone: 702 784-7777
Facsimile: 702 784-7773

To the Company:	Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway
Las Vegas, NV 89109
Attn: General Counsel
Telephone: 702 784-7777
Facsimile: 702 784-7773

with copy to:	Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067-4276
Attn: Al Segel
Telephone: 310 277 1010
Facsimile: 310 284 3052

9.11 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

9.12 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

9.13 Counsel. Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate. The Company shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with this Agreement.

9.14 Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

9.15 References to Sections of the Code. All references in this Agreement and Appendix A hereto to sections of the Code shall be to such sections and to any successor or substantially comparable sections of the Code or to any successor thereto.

9.16 Effect of Delay. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including without limitation the right of Executive to terminate employment for Good Reason pursuant to Section 6.5, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this      day of October 2006 and effective as of June 13, 2006.

EXECUTIVE	THE COMPANY

JOHN A. GODFREY	PINNACLE ENTERTAINMENT, INC.

/s/ JOHN A. GODFREY	/s/ DANIEL R. LEE
By: Daniel R. Lee
Its: Chairman and Chief Executive Officer

Appendix A

Tax Grossup Payments

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (excluding any interest, additions, increases or penalties imposed with respect to such taxes except for interest, additions, increases or penalties with respect to the Excise Tax), including, without limitation, any income taxes (except for any interest, additions, increases and penalties imposed with respect thereto) and the Excise Tax imposed upon the Payment and the Gross-Up Payment, Executive is placed in the same tax position with respect to the Payment as Executive would have been in if the Excise Tax had never been enacted.

(b) Subject to the provisions of Section (c), all determinations required to be made under this appendix, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent accounting firm or such other nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to Section e) below, any Gross-Up Payment, as determined pursuant to this appendix shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section (c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim; provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If Executive becomes entitled to receive any refund with respect to the Gross-Up Payment or the Excise Tax, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If Executive would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a taxing authority offset the amount of such refund against other tax liabilities, interest, or penalties , Executive shall pay the amount of such offset over to the Company, together with the amount of interest Executive would have received from the taxing authority if such offset had been an actual refund, promptly after receipt of notice from the taxing authority of such offset.

(e) Notwithstanding any other provision of this appendix, the Company may withhold and pay over to the Internal Revenue Service for the benefit of Executive all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this appendix.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

APPENDIX B

RELEASE and RESIGNATION

For valuable consideration, receipt of which is hereby acknowledged, the undersigned                              (“Executive”), for himself and his spouse, heirs, estate, administrators and executors, hereby fully and forever releases and discharges Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and each of its subsidiaries and the officers, directors, employees, attorneys and agents of the Company and each such subsidiary, of and from any and all claims, demands, causes of action of any kind or nature, in law, equity or otherwise, whether known or unknown, which Executive has had, may have had, or now has, or may have, arising out of or in connection with Executive’s employment with the Company and/or its subsidiaries or the termination of such employment; provided, however, that nothing contained herein is intended to nor shall constitute a release of the Company from any obligations it may have to Executive under any written employment agreement between Executive and the Company in effect as of the date hereof, or any deferred compensation plan or arrangement in which Executive participates, nor shall it prevent Executive from exercising his rights, if any, under any such employment agreement or under any stock option, restricted stock or similar agreement in effect as of the date hereof in accordance with their terms.

Executive represents and warrants that he has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this release.

Executive hereby resigns from all positions as an officer, director or employee of the Company and each of its subsidiaries or affiliates effective the date hereof and further agrees to execute such further evidence of such resignations as may be necessary or appropriate to effectuate the foregoing.

Executed this              day of                     , 20    .

Executive

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